EXHIBIT 99.1
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TUESDAY JANUARY 16, 9:22 AM EASTERN TIME
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PRESS RELEASE
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DATAWATCH RECEIVES EQUITY INVESTMENT

JAMES WOOD AND RICHARD DE J. OSBORNE TO JOIN DATAWATCH BOARD OF DIRECTORS

LOWELL, Mass.--(BUSINESS WIRE)--Jan. 16, 2001--Datawatch Corporation (NASDAQ:DWCH - news), a leading provider of enterprise reporting and business intelligence solutions, data transformation tools and support center software, today announced that entities controlled by James Wood and Richard de J. Osborne have purchased 1,875,000 newly issued shares of Datawatch common stock for an aggregate purchase price of $1,162,500. In connection with the investment, Messrs. Wood and Osborne have joined the board of directors of Datawatch, with Mr. Osborne serving as Chairman of the Board.

After giving effect to the transaction, CW Capital, LLC and Carnegie Hill Investments, LLC, entities controlled by Messrs. Wood and Osborne, respectively, own an aggregate of approximately 20.7% of the Company's outstanding common stock, including approximately 465,000 shares previously acquired by Mr. Wood in open market transactions. The purchase price for the transaction was based upon the average closing prices for the Company's common stock during a 10-day period preceding the closing, which occurred on January 12, 2001. Datawatch plans to use the net proceeds from the transaction for working capital and other general corporate purposes.

"I am extremely pleased that Jim Wood and Dick Osborne have joined the Datawatch board," said Bruce R. Gardner, President and Chief Executive Officer of Datawatch. "Jim and Dick are both widely-recognized business leaders who will undoubtedly bring significant vision and a wealth of experience to Datawatch. Their investment is a strong vote of confidence in the Company's future. In addition, this transaction represents an important source of new capital for the Company."

Commenting on the transaction, Richard Osborne said, "Jim and I believe that Datawatch is a valuable franchise in a vital and growing industry. We see significant value and opportunity in the company and its compelling portfolio of products and look forward to working with Bruce and his team to position the Company to capitalize on its significant market opportunities."

James Wood has served as Chairman of the Board of The Great Atlantic & Pacific Tea Company, Inc. since 1980 and was its Chief Executive Officer from 1980 to 1997 and its Co-Chief Executive Officer from 1997 until his retirement in 1998. From 1965 to 1980, Mr. Wood served as Chief Executive Officer for the international distribution activities of Cavenham, Ltd., an entity controlled by Sir James Goldsmith. Mr. Wood has been a member of the Board of Directors of Schering-Plough Corporation since 1987 and served as a director of ASARCO Incorporated from 1989 to 2000.

Mr. Osborne served as Chairman of the Board and Chief Executive Officer of ASARCO Incorporated from 1985 until his retirement in 1999. He joined the company as Chief Financial Officer in 1975, was elected as a Director in 1976 and served as Executive Vice President and President until he was appointed as Chairman and Chief Executive Officer in 1985. Prior to that time, he was Executive Vice President, Finance and Business Development for Fairchild Camera and Instrument Corporation and, earlier, held various executive positions in finance, planning and management with IBM Corporation. Mr. Osborne currently serves as a Director of Schering-Plough Corporation, The BF Goodrich Company, Birmingham Steel Corporation, NACCO Industries, Inc. and The Tinker Foundation. He is also a director and treasurer of The Americas Society and the Council of the Americas.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation, headquartered in Lowell, Massachusetts, is a leading provider of business intelligence/enterprise reporting, data transformation and support center solutions that help organizations increase productivity, reduce costs and gain competitive advantage. More than 20,000 companies, institutions and government agencies use Datawatch products worldwide. Datawatch is best known for its desktop report mining application Monarch, which is used by more than 350,000 professionals worldwide.

Datawatch works with VARs, integrators and independent software vendors who sell and support Datawatch products. In addition, Datawatch works with OEM customers who embed Datawatch components and technologies in their own solutions. The company maintains offices throughout the US, Europe and Australia. The principal executive offices of Datawatch are located at 175 Cabot Street, Suite 503, Lowell, Massachusetts 01854.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company's dependence on its principal products, risks associated with international sales, an unfavorable result in any litigation, market acceptance of the new products, dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 1999. Any forward-looking statements should be considered in light of those factors.

Monarch is a trademark of Datawatch Corporation.

Datawatch Corp., 175 Cabot Street, Suite 503, Lowell, Massachusetts 01854 Phone:
978-441-2200 Fax: 978-441-1114 www.datawatch.com

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CONTACT:  Datawatch:
          Cheryl Delgreco, 617-723-4004
          delgreco@shore.net